SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2004

Church & Dwight Co., Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey	08543
(Address of principal executive offices)	Zip Code

Registrant’s telephone, including area code: (609) 683-5900

N/A

(Former name and former address, if changed since last report)

ITEM 9. REGULATION FD DISCLOSURE.

On February 9, 2004, Church & Dwight Co., Inc. (the “Company”) issued a press release announcing its financial results for the quarter and fiscal year ended December 31, 2003 and providing additional information. This press release is furnished herewith as Exhibit 99.1 pursuant to this Item 9.

ITEM 12. RESULTS OF OPERATION AND FINANCIAL CONDITION.

The Company is also furnishing as Exhibit 99.1 the press release described above pursuant to this Item 12.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: February 9, 2004	By:	/s/ Robert A. Davies, III
	Name:	Robert A. Davies, III
	Title:	Chief Executive Officer

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Exhibit 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609/279-7666

CHURCH & DWIGHT REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

REAFFIRMS LONG-TERM FINANCIAL OBJECTIVES

PRINCETON, NJ, FEBRUARY 9, 2004 – Church & Dwight Co., Inc. (NYSE:CHD) today reported that net income for 2003 was $81.0 million or $1.92 per diluted share, a $0.32 per share or 20% increase over the $66.7 million or $1.60 per diluted share for the previous year.

This year’s first half results included a $0.06 per share gain from the reversal of prior year tax reserves and a net $0.07 per share contribution by the Company’s affiliate, Armkel LLC, primarily resulting from the settlement of litigation. Excluding these first half gains, offset by fourth quarter adjustments of $0.07 per share described in the next paragraph, net income would have increased by $0.26 per share or 16% to an adjusted $1.86 per share from $1.60 last year.

For the fourth quarter, the Company reported net income of $15.9 million or $0.37 per share, compared to $15.5 million or $0.37 per share in the previous year. This year’s results included a $0.03 per share earnings reduction from a change in revenue recognition, and a $0.04 per share loss due to costs associated with the recent acquisition of Unilever’s oral care business in the United States and Canada. Excluding these items, which are more fully described later in this release, earnings would have increased by $0.07 or 19% to $0.44 per share from $0.37 per share for the previous year.

Robert A. Davies, III, Chairman and Chief Executive Officer of Church & Dwight, commented, “We are pleased with these financial results, as well as several other positive developments, including the expansion of our oral care business, and recent new product and other initiatives, which make both our product portfolio and cost structure stronger than a year ago. As a result, we feel confident that the Company can continue to meet its key financial objectives in 2004.”

Full-year sales of $1,056.9 million were $9.7 million or 0.9% above last year. Excluding the oral care acquisition, and other items identified in exhibit 1, sales were virtually identical to last year’s. At the product line level, laundry, specialty products and international sales were all higher, while deodorizers were flat, and cleaners and personal care sales were lower than in the previous year.

Fourth quarter sales of $286.7 million were $18.6 million or 7.0% above last year. This year’s results included sales of $25.2 million for the former Unilever oral care brands, as well as some minor foreign exchange gains. At year-end, the Company changed its method of revenue recognition from FOB shipping point to FOB destination point, reducing sales by $6.3 million for the quarter. Adjusting for these and other items shown in Exhibit 1, sales would have been about 0.6% lower for the quarter, with product line results similar to those described for the full year.

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As previously announced, on October 20 the Company completed the acquisition of the former Unilever oral care business in the United States and Canada, comprising the Mentadent® brand of toothpaste and toothbrushes, Pepsodent® and Aim® toothpaste, and exclusive licensing rights to Close-Up® toothpaste. In connection with this acquisition and its financing, the Company recorded a $6.1 million accounting charge related to the step-up of opening inventory values in accordance with purchase accounting principles, and took an additional $4.9 million charge to write off deferred financing costs and interest rate hedges incurred on previous financing transactions. These charges amounted to $11.0 million or $0.16 per share, and resulted in a pretax loss of $2.6 million or $0.04 per share. The Company provided minimal marketing support during this transition period for the acquired business, and expects to increase such support in 2004.

Gross margin for the full year of 30.1% was 0.4% above last year. Excluding the fourth quarter inventory step-up charge referred to earlier, gross margin would have been 30.7%, or 1.0% above last year, which represents a substantial improvement in the consumer products margin partially offset by a substantial reduction in specialty products. The lower specialty products margin was primarily due to higher ingredient costs for the animal nutrition business. The higher consumer margin was due to the full-year benefits of the Carter-Wallace integration completed in 2002, as well as additional purchasing, manufacturing and distribution efficiencies achieved in 2003, partially offset by higher start-up costs and promotion expenses associated with new product introductions.

The $1.3 million reduction in Other Expense for the year to $23.5 million was due to a significant reduction in debt and lower interest rates, as well as a foreign exchange gain on foreign debt in 2003, compared to a loss in the previous year. Excluding the fourth quarter acquisition-related financing charges of $4.9 million mentioned earlier, Other Expense would have been $6.2 million lower than in the previous year.

At year-end, the Company had total outstanding debt of $397 million, and cash of $76 million, for a net debt position of $321 million, an increase of $29 million from the previous year-end. Excluding the investment in the Unilever acquisition, which was about $110 million including working capital, net debt would have been reduced by about $80 million for the year. Net Cash Provided by Operating Activities was approximately $120 million for the year. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), as defined in the Company’s loan agreement, are estimated at $151 million for the year, as shown in Exhibit 2.

NEW PRODUCTS

During the fourth quarter of 2003, the Company completed the national distribution of Arm & Hammer® Easy Flush™ Clumping Cat Litter, a major new addition to its cat litter line. The Company also repackaged its Xtra® Liquid Laundry Detergent line in vibrant new bottle colors cued to the product’s fragrance variants, and expanded distribution of this product line in the mass channel.

Early in 2004, the Company launched Arm & Hammer Enamel Care™ toothpaste, its most important oral care innovation in several years. Enamel Care is based on proprietary formulation and packaging technology which combines the cleaning and whitening properties of baking soda with fluoride and patented liquid calcium in a dual chamber tube to fill tooth surfaces and restore enamel luster. The product is available in two variants: Advanced Cleaning and Natural Whitening. In addition, the entire Arm & Hammer toothpaste line has been re-staged with new packaging graphics designed to return the brand to its original emphasis on therapeutic benefits. Other important personal care initiatives, early in 2004, include additions to the Arrid™ Total and Arm & Hammer Ultramax™ antiperspirant lines.

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ARMKEL, LLC

Armkel, a 50/50 joint venture between Church & Dwight and the private equity group, Kelso & Company, reported net income of $3.5 million in the fourth quarter, compared to $6.0 million in the same period of the previous year.

Net sales of $94.2 million were $3.2 million or 3.5% above the previous year. Excluding foreign exchange translation gains, and the effect of the change in revenue recognition, as shown in Exhibit 1, sales would have been about 1% higher, consisting of an increase in international sales and a slight reduction in U.S. sales.

At year-end 2003, Armkel changed its method of revenue recognition from FOB shipping point to FOB destination point resulting in a reduction in earnings of approximately $1.9 million in the fourth quarter of 2003. Armkel is considering whether a revision should be applied retroactively to prior periods. Management does not believe that a revision to prior years would be material although the effect on prior quarterly periods within such years has not been determined.

Full-year net income of $50.2 million increased $19.0 million or 61% from the previous year’s $31.2 million. This year’s results included a $12.7 million gain from the settlement of litigation, partially offset by a $3.1 million impairment charge for an asset held for sale and a $1.9 million earnings reduction due to the change in revenue recognition. Last year’s results included an $8.1 million acquisition-related inventory charge. The Italian subsidiary, disposed of at the beginning of 2003, contributed $2.1 million to this year’s and $2.7 million to last year’s results. Excluding these items, net income would have increased $3.8 million or 10.4% to $40.4 million from $36.6 million in the previous year.

Full-year sales of $410.7 million were $26.9 million or 7.0% higher than last year’s $383.8 million as reported, and 2.9% higher adjusted for the effect of foreign exchange gains and the change in revenue recognition. U.S. sales of $203.7 million were 2.6% below last year, primarily due to the change in revenue recognition, as well as a decline in depilatory sales related to weather and competitive factors, partially offset by higher condom sales. International sales of $207.0 million were 18.5% higher than last year, reflecting foreign exchange translation gains as well as significantly higher oral and skin care sales in several countries.

Gross Margin for the full year of 55.6% was 0.7% above the previous year, reflecting the full year benefits of the integration with Church & Dwight, partially offset by start-up costs and promotion expenses associated with new product introductions.

Armkel had total outstanding debt of $367 million, and cash of $69 million, for a net debt position of $298 million at year-end, a reduction of $87 million from the same period last year. During the year, Armkel paid over $8 million in severance and other acquisition-related costs, and sold its Italian subsidiary for $23 million. Net Cash Provided by Operating Activities was approximately $71 million. Armkel’s Adjusted EBITDA, as defined in its loan agreement and including the settlement proceeds described earlier, is estimated at approximately $104 million for the year, as shown in Exhibit 2.

Early in 2004, the Company added two new products to the Trojan® condom line, Shared Pleasure™ and Magnum™ with Warm Sensations™, a unique lubricant system which warms the skin on contact for enhanced pleasure. In the depilatories category, the Company extended its Nair® line by introducing a range of ‘No Touch’ depilatories, including a mousse, designed for direct application and improved ease-of-use.

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FINANCIAL OBJECTIVES AND OUTLOOK

Mr. Davies noted that, due to the considerable synergies between Church & Dwight and Armkel, the Company looks at the combined results of Church & Dwight and its unconsolidated affiliates in developing financial objectives for the business. For the full year 2003, as shown in Exhibit 3, combined sales (a non-GAAP measure) increased to $1,507 million, $37 million or 2.6% above the previous year. Combined gross margin was 37.9% compared to 37.1% in 2002. Combined operating profit increased $16.8 million or 9.2% to $198.3 million, with an operating margin of 13.2% compared to 12.3% in the previous year.

Mr. Davies reaffirmed that the Company’s primary financial objective remains to achieve average annual earnings growth of 12.5% to 15% in earnings per share for the period 2003 to 2005, based on the $1.60 per share in 2002. The Company expects to achieve this objective through a combination of organic sales growth, margin improvement, acquisition benefits from the recently acquired oral care brands, lower financing costs and, potentially, the acquisition of the remaining 50% interest in Armkel which Church & Dwight has an option to purchase in the final quarter of 2004.

With regard to the sales objective, the Company plans to concentrate on a few high-value initiatives plus the stabilization of the former Unilever brands. In 2004, the Company will also be reviewing and modifying its promotion strategy, using new systems tools which became operational late in 2003. While difficult to predict so early in the year, the Company currently expects high single digit sales growth for the year, including the acquired brands. As to margins, the Company’s objective is to improve its combined gross margin by an average of at least 1% a year, assuming no significant change in commodity prices.

Mr. Davies concluded, “We have considerable momentum going into 2004, and even with the significant investment requirements we foresee for the year, we feel comfortable with our current objective of $2.07 to $2.10 earnings per share for the full year 2004.”

As previously reported, at its January 28 Board Meeting, the Board declared a regular quarterly dividend of $0.08 per share. The dividend is payable March 1, 2004 to stockholders of record at the close of business on February 6, 2004. This is the Company’s 412th regular quarterly dividend.

Church & Dwight will host a conference call to discuss fourth quarter and full year 2003 earnings results with the investment community on February 9 at 12:30 p.m. (EST). To participate, dial in at 800-901-5213, access code: Church & Dwight. A replay will be available two hours after the call at 888-286-8010, access code: 46397320, as well as on the company’s website. Also, you can participate via webcast by visiting the Investor Relations section of the company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, gross margin and earnings per share. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, increased marketing spending with regard to the oral care brands acquired from Unilever in 2003, adjustments resulting from the change in revenue recognition, and the Company’s determination and ability to exercise its option to acquire the remaining 50% interest in Armkel. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional cautionary statements, see Church & Dwight and Armkel’s quarterly and annual reports filed with the SEC.

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net Sales	$286,747	$268,098	$1,056,874	$1,047,149
Cost of sales	202,705	187,265	738,883	735,928

Gross profit	84,042	80,833	317,991	311,221
Marketing expenses	22,671	24,458	88,807	86,195
Selling, general and administrative expenses	32,224	31,530	117,333	120,512

Income from Operations	29,147	24,845	111,851	104,514
Equity in earnings of affiliates	2,788	3,786	28,632	21,520
Other income (expense), net	(10,246)	(5,770)	(23,518)	(24,799)

Income before minority interest and taxes	21,689	22,861	116,965	101,235
Income taxes	5,814	7,307	35,974	34,402
Minority Interest	8	14	30	143

Net Income	$15,867	$15,540	$80,961	$66,690

Net Income per share - Basic	$0.39	$0.39	$2.01	$1.68
Net Income per share - Diluted	$0.37	$0.37	$1.92	$1.60

Dividend per share	$0.08	$0.075	$0.31	$0.30
Weighted average shares outstanding - Basic	40,515	39,875	40,227	39,630
Weighted average shares outstanding - Diluted	42,682	41,984	42,199	41,809

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Dec. 31, 2003	Dec. 31, 2002
Assets
Current Assets
Cash, equivalents and securities	$75,634	$76,302
Accounts receivable	107,553	100,252
Inventories	84,176	82,674
Other current assets	21,859	26,208

Total Current Assets	$289,222	285,436

Property, Plant and Equipment (Net)	258,010	240,007
Equity Investment in Affiliates	152,575	131,959
Intangibles and other assets	421,362	330,839

Total Assets	$1,121,169	$988,241

Liabilities and Stockholders’ Equity
Short-Term Debt	$65,322	$15,945
Other Current Liabilities	174,664	175,222

Total Current Liabilities	239,986	191,167

Long-Term Debt	331,724	352,488
Other Long-Term Liabilities	111,217	96,940
Stockholders’ Equity	438,242	347,646

Total Liabilities and Stockholders’ Equity	$1,121,169	$988,241

EXHIBITS

The following discussion addresses the reconciliation Exhibits below and narrative reconciliations in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

EXHIBIT 1

Adjusted Net Income Per Share – The second paragraph of the press release contains information for the full year 2003 reconciling the Company’s net income per share to net income adjusted to exclude gains attributable to Armkel’s settlement of litigation and reversal of a prior year’s tax reserves and to eliminate the effect of a change in the Company’s revenue recognition policy and the earnings impact related to the acquisition of Unilever’s oral care business in the United States and Canada. The third paragraph contains information for the three month period ended December 31, 2003 that reconciles the Company’s net income per share to net income adjusted to eliminate the change in the Company’s revenue recognition policy and the earnings impact related to the acquisition of Unilever’s Oral Care business. The fourth paragraph in the press release, under the “Armkel LLC” section, contains information for the full year 2003 reconciling Armkel’s net income to net income adjusted to eliminate the gain resulting from Armkel’s settlement of litigation, eliminate the effect of an impairment charge relating to an asset held for sale, an earnings reduction due to the change in Armkel’s revenue recognition policy, and income from an Italian subsidiary (disposed of at the beginning of 2003). Management believes the respective adjusted net income measures are useful to investors because they enable investors to assess the Company’s and Armkel’s performance from core operations by eliminating items not directly related to those operations.

Adjusted Net Sales – This press release provides measures derived by adjusting Net Sales to exclude sales of products that were acquired or discontinued during the relevant period, and to exclude the effect of foreign exchange adjustments, change in revenue recognition policy, and changes in estimates of prior year promotional reserves. Management believes that the presentation of adjusted net sales is useful to investors because it enables them to assess, on a consistent basis, the performance of products that were marketed during the entirety of the compared periods. The following Exhibit presents a reconciliation of Net Sales to the respective adjusted net sales figures addressed in this press release.

EXHIBIT 1

	Church & Dwight Co., Inc Adjusted Net Sales
	Quarter Ended		Year Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net Sales as reported	$286.7	$268.1	$1,056.9	$1,047.1
Percent Change	7.0%		0.9%
Adjustments:
Discontinued Products	(0.4)	(0.4)	(1.2)	(8.6)
Acquired Products	(25.2)	—	(25.2)	—
Change in Revenue Recog. policy	6.3	—	6.3	—
Foreign Exchange	(1.2)	—	(3.0)	—
Change in estimate of prior period promotion reserves	(0.2)	—	(1.3)	(5.3)

Adjusted Net Sales	$266.1	$267.7	$1,032.5	$1,033.2
Percent Change	-0.6%		-0.1%

	Armkel LLC Adjusted Net Sales
	Quarter Ended		Year Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net Sales as reported	$94.2	$91.0	$410.7	$383.8
Percent Change	3.5%		7.0%
Adjustments:
Change in Revenue Recog. Policy	3.4	—	3.4	—
Foreign Exchange	(5.6)	—	(9.2)	—

Adjusted Net Sales	$92.0	$91.0	$395.0	$383.8
Percent Change	1.1%		2.9%

Gross Margin – The eighth paragraph of this press release contains information reconciling gross margin for the full 2003 year adjusted to exclude the inventory step-up relating to the acquisition of the Unilever oral care business. Management believes that the adjusted gross margin measure is useful to investors because it enables them to assess the Company’s performance from core operations without giving effect to an adjustment that does not reflect operating performance.

Other Expense – The ninth paragraph of this press release contains information reconciling the reduction in the Company’s Other Expense for 2003, as compared to 2002, that would have occurred if 2003 Other Expense were adjusted to eliminate fourth quarter acquisition-related financing costs. Management believes the adjusted measure is useful to investors because it provides an insight to expenses generated by ongoing activities, exclusive of financing charges related to termination of a previously outstanding credit arrangement.

Net Debt – The tenth paragraph of this press release contains information reconciling the increase in net debt to the reduction in net debt that would have occurred if the Company’s investment in the Unilever Oral Care brands acquisition were excluded. Management believes this adjusted measure is useful to investors because it provides information regarding management’s success in reducing debt incurred in connection with prior acquisitions.

EXHIBIT 2

Adjusted EBITDA – Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is an Exhibit reconciling the Company’s and Armkel’s Adjusted EBITDA to their respective cash flows from operations, the most directly comparable GAAP measure.

EXHIBIT 2

Reconciliation of Net Cash Provided By Operating Activities to adjusted EBITDA: (Dollars in Millions)	CHD	Armkel
Net Cash Provided by Operating Activities	$120.1	$71.5

Interest Expense	24.5	$34.5
Current Income Tax Provision	26.7	$9.2
Proceeds from Affiliates	4.6	$—
Increase (Decrease) in Working Capital & Other Liabilities	(20.3)	$(6.3)
Interest Income	(1.3)	$(1.0)
Other	(2.8)	$(3.4)

Adjusted EBITDA	$151.5	$104.5

EXHIBIT 3

Combined Product Line Net Sales, Gross Profit and Operating Profit – Combined product line net sales, gross profit and operating profit presents these measures for the Company and its unconsolidated equity investees on a combined basis, and reflect elimination of inter-company sales and the reclassification of the administrative costs of production planning and logistics functions. Management believes this information is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives. The reconciliation of the Company’s reported product line net sales, gross profit and operating profit to the combined amounts for the year and quarter ended December 31, 2003 is presented below:

EXHIBIT 3

Church & Dwight Co., Inc. Including Unconsolidated Affiliates Product Line Net Sales, Gross Profit and Operating Profit Non-GAAP Measures 4th Quarter and Twelve Months 2003 vs. 2002
Dollars in Millions	Three Months Ended December 31, 2003
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$65.5	$—	$—	$—	$65.5
Laundry Products	$99.7	$—	$—	$—	$99.7
Personal Care Products	$61.5	$43.7	$—	$—	$105.2
International	$10.1	$50.5	$—	$(1.1)	$59.5

Total Consumer	$236.8	$94.2	$—	$(1.1)	$329.9
Specialty Products Division	$49.9	$—	$11.8	$(1.1)	$60.6

Total Net Sales	$286.7	$94.2	$11.8	$(2.2)	$390.5
Gross Profit	84.0	$47.8	$3.3	$3.8	$138.9
% of Net Sales	29.3%	50.7%	28.0%	—	35.6%
Operating Profit	$29.1	$13.4	$2.0	$0.2	$44.7
% of Net Sales	10.1%	14.2%	16.9%		11.4%

	Twelve Months Ended December 31, 2003
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$241.2	$—	$—	$—	$241.2
Laundry Products	$404.2	$—	$—	$—	$404.2
Personal Care Products	$186.7	$203.7	$—	$—	$390.4
International	$37.0	$207.0	$—	$(3.0)	$241.0

Total Consumer	$869.1	$410.7	$—	$(3.0)	$1,276.8
Specialty Products Division	$187.8	$—	$48.8	$(5.9)	$230.7

Total Net Sales	$1,056.9	$410.7	$48.8	$(8.9)	$1,507.5
Gross Profit	$318.0	$228.4	$12.6	$12.2	$571.2
% of Net Sales	30.1%	55.6%	25.8%		37.9%
Operating Profit	$111.9	$89.2	$7.0	$(9.8)	$198.3
% of Net Sales	10.6%	21.7%	14.3%		13.2%

	Three Months Ended December 31, 2002
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$67.8	$—	$—	$—	$67.8
Laundry Products	$101.5	$—	$—	$—	$101.5
Personal Care Products	$44.6	$46.8	$—	$—	$91.4
International	$7.9	$44.2	$—	$(0.2)	$51.9

Total Consumer	$221.8	$91.0	$—	$(0.2)	$312.6
Specialty Products Division	$46.3	$—	$11.6	$(1.1)	$56.8

Total Net Sales	$268.1	$91.0	$11.6	$(1.3)	$369.4
Gross Profit	$80.8	$51.2	$3.1	$2.1	$137.2
% of Net Sales	30.1%	56.3%	26.7%		37.1%
Operating Profit	$24.8	$15.4	$1.7	$—	$41.9
% of Net Sales	9.3%	16.9%	14.7%		11.3%

	Twelve Months Ended December 31, 2002
	CHD As Reported	Armkel	Other Equity Affiliates	Adj’s**	CHD & Affiliates
Deodorizing and Cleaning Products	$256.5	$—	$—	$—	$256.5
Laundry Products	$400.5	$—	$—	$—	$400.5
Personal Care Products	$175.5	$209.1	$—	$—	$384.6
International	$31.6	$174.7	$—	$(1.3)	$205.0

Total Consumer	$864.1	$383.8	$—	$(1.3)	$1,246.6
Specialty Products Division	$183.0	$—	$45.7	$(5.4)	$223.3

Total Net Sales	$1,047.1	$383.8	$45.7	$(6.7)	$1,469.9
Gross Profit	$311.2	$210.8	$13.0	$11.0	$546.0
% of Net Sales	29.7%	54.9%	28.4%		37.1%
Operating Profit	$104.5	$70.1	$6.9	$—	$181.5
% of Net Sales	10.0%	18.3%	15.1%		12.3%

**	Elimination of intercompany sales; in Gross Profit, reclassification of the administration costs of production planning and logistics functions; in Operating Profit, principally Armkel’s litigation settlement and plant impairment charge.